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                                                                     EXHIBIT 4.6




                                                      December 1, 1999




BY FAX

Gantos, Inc.
Attention:  President
1266 E. Main Street, 5th Floor
Stamford, CT 06902

         Re:      Gantos, Inc. - Existing Defaults

Ladies and Gentlemen:

         Reference is made to the Loan and Security Agreement dated November 18, 1998 by and among Gantos, Inc. (the "Borrower") and Foothill Capital Corporation, as Agent (the "Agent"), and the Lenders party thereto (as amended by a certain First Amendment to Loan and Security Agreement dated as of February 28, 1999 by and among the Borrower and the Agent and the Lenders, as further amended by a certain Second Amendment to Loan and Security Agreement dated as of August 27, 1999 by and among the Borrower, the Agent and the Lenders (the "Second Amendment"), as further amended by and through the date of this letter, and as hereafter amended and/or restated from time to time, the "Loan Agreement"). Capitalized terms not defined herein shall have the meaning set forth in the Loan Agreement.

         The Borrower is required to meet certain retail performance covenants as set forth on Amended Schedule 7.21 to the Loan Agreement. Amended Schedule
7.21 provides, among other things, that on a rolling three week basis the Borrower's Sales shall not vary from plan by more than ten percent (10%) (the "Sales Covenant"). The Borrower has failed to meet the Sales Covenant for the weeks ending October 30, 1999 and November 6, 1999.

         Pursuant to subsection 6.2(c) of the Loan Agreement, the Borrower is required, within thirty (30) days of the fiscal month end, to provide the Agent with financial statements for such month, including balance sheet, income statement, cash flow report and comparison of store sales. As of the date hereof, the Agent has not received the required financial statements for the months of September and October 1999 (collectively, the "Financial Statements").


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Gantos, Inc.
December 1, 1999
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         Moreover the Borrower has verbally informed the Agent that the Borrower is in default of certain other financial covenants including, but not limited to, the Minimum Purchase Test (both weekly and monthly). In the absence of the above referenced Financial Statements, it is impossible for the Agent to determine the existence of these or additional financial covenant defaults.

         Pursuant to a certain letter agreement dated November 8, 1999 by and between the Borrower, the Agent and the Lenders, the Borrower was required to deliver projections to the Lenders by November 23, 1999 setting forth the financial position of the Borrower in the event the Borrower did not have a liquidity event (the "Plan"). The Borrower has failed to deliver the Plan to the Lenders as of the date hereof (collectively, with each of the covenant defaults described above, the "Existing Defaults"). The Lenders are informed that the Borrower has engaged a workout consultant from Deloite & Touche LLP to assist it in developing the above-referenced Plan. It is imperative that the Agent receive the Plan no later than December 6, 1999.

         The Borrower is hereby informed that commencing December 1, 1999, in calculating the Borrowing Base under subsection 2.1 of the Loan Agreement, pursuant to the Agent's rights under subsection 2.1(b) thereof, the Agent shall reduce the percentage advanced for the Special Sub Line Advance against the Cost value of Eligible Inventory (the "Inventory Advance Rate") as set forth in subsection 2.1(a)(ii)(x), by two percent (2%) to eight percent (8%). Moreover, the Agent reserves its right, pursuant to the Loan Agreement, to further reduce the Inventory Advance Rate by an incremental two percent (2%) for each remaining week in December.

         The Lenders do not waive the Existing Defaults and reserve their rights to enforce the provisions of Loan Agreement and the other Loan Documents at law, at equity or otherwise. The Borrower is further informed (i) that the Borrower is in default of its obligations under the Loan Agreement by reason of the occurrence of the Existing Defaults and (ii) the Agent is making the reduction in the Inventory Advance Rate. The Borrower is further informed that (i) the Lenders are not waiving the Existing Defaults and (ii) by reason of the occurrence of the Existing Defaults, the Lenders are currently entitled to exercise the full range of their rights and remedies against the Borrower under the Loan Documents, without defense or counterclaim of any kind on the part of the Borrower.

                                       FOOTHILL CAPITAL CORPORATION,
                                       For itself and as Agent

                                       By:
(Title)

                                       PARAGON CAPITAL, LLC, as a Lender

                                       By:

(Title)

cc:      Peter M. Palladino, Esq.